Exhibit (p)(2)

Appendix B – Code of Ethics

Code of Ethics

Dated March 2020

INCLUDING PERSONAL TRADING POLICIES AND COMPLIANCE PROCEDURES,
INSIDER TRADING AND CONFIDENTIAL INFORMATION POLICIES

Rimrock Capital Management, LLC (“Rimrock”) is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”).

Rimrock has adopted the policies and procedures set forth in this Code of Ethics (the “Code”) which govern the activities of each officer, employee, member of Rimrock, and others subject to the firm’s supervision (each, a “Supervised Person” and collectively, the “Supervised Persons”).

Purpose of the Code

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that Rimrock requires of its Supervised Persons, requires Supervised Persons to comply with applicable federal securities laws,1 and set forth provisions regarding personal securities transactions by Supervised Persons. Rule 17j-1 of the Investment Company Act has similar requirements and is applicable to Rimrock in connection with Rimrock’s management of the Rimrock Funds Trust, a registered investment company.

[1]	“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Under Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, Rimrock must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. Accordingly, Rimrock and each of its Supervised Persons are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading). In addition, Rimrock and each of its Supervised Persons have a fiduciary obligation to Rimrock's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to Rimrock or such Supervised Persons by its clients. Finally, because Rimrock and each of its Supervised Persons is a fiduciary to its clients, Rimrock and such Supervised Persons must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of Rimrock or such Supervised Persons and the interests of Rimrock’s clients.

Rimrock has adopted the policies and procedures set forth in this Code, among other reasons, to ensure that Rimrock collects information concerning certain conflicts of interest and acts so that such conflicts are avoided or are disclosed and mitigated, that Insider Trading laws are not violated, and that client and other confidences are maintained. The policies and procedures set forth herein are intended to codify Rimrock’s policies, educate Supervised Persons about the issues and Rimrock’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that Rimrock satisfies its obligations in this area. By doing so, Rimrock seeks to maintain the highest ethical standards and uphold Rimrock’s reputation.

As a fiduciary to Rimrock’s clients, each Supervised Person must avoid actual and apparent conflicts of interest with Rimrock’s clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of Rimrock’s clients. If so, Rimrock’s employees are first obligated to make such limited opportunity available to Rimrock’s clients. More information describing these and additional conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Supervised Persons may not, in connection with the purchase or sale, directly or indirectly, by such Supervised Person of a security held or to be acquired by a Rimrock client:

●	Employ any device, scheme or artifice to defraud Rimrock’s clients;

●	Make any untrue statement of a material fact to Rimrock’s clients or omit to state a material fact necessary in order to make the statements made to Rimrock’s clients, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Rimrock’s clients; or

●	Engage in any manipulative practice with respect to Rimrock’s clients.

In addition, and in accordance with the requirements of Rule 204A-1, it is Rimrock’s policy that all Supervised Persons comply with applicable federal securities laws. If you have any questions regarding this Code, please contact Rimrock’s Chief Compliance Officer (the “CCO”).

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

1.	DEFINITIONS

For purposes of this Code:

“Access Person” means any and all Rimrock Supervised Persons.

“Automated investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act. However, any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“Confidential information” means any non-public information concerning Rimrock’s activities or developed by Rimrock or received by Rimrock under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors. Examples of confidential information include securities recommended for purchase or sale for client accounts, details of financial transactions, and identity and terms of customer accounts.

“Fund” means an investment company registered under the Investment Company Act.

“Initial public offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Inside information” means material, nonpublic information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock; bond; option) including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners). Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(a)(2) or 4(a)(5) or to Rules 504, 505 or 506 thereunder. Investments in hedge funds, private equity funds and certain master limited partnerships are typically sold in a limited offering.

“Personal Account” means any securities and futures account of a Supervised Person for which the Supervised Person has a direct or pecuniary interest or for which such Supervised Person directly or indirectly influences or controls the investment decisions (other than accounts for Rimrock clients, except those clients that are accounts identified in the next sentence). An account established for the benefit of the following will be presumed to be a Personal Account unless the Supervised Person and the CCO agree otherwise in writing: (i) a Supervised Person of Rimrock; (ii) the spouse/domestic partner of a Supervised Person; (iii) any child under the age of 21 of a Supervised Person, whether or not residing with the Supervised Person; (iv) any other family member of the Supervised Person, or any other person who resides in the same household with the Supervised Person and to whose financial support the Supervised Person makes a significant contribution; and (v) any other account in which the Supervised Person has a direct or indirect beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Supervised Person has a beneficial interest).

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

“Publicly Traded Securities” are any equity or debt instruments traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, index stock or bond group options that include such equity or debt instrument, futures contracts on stock or bond groups that include such equity or debt instrument, and any option on such futures contracts. Publicly Traded Securities also includes securities traded on foreign security exchanges, shares of registered closed-end investment companies, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities. Securities issued by funds, U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution, such as bankers’ acceptances and certificates of deposit, commercial paper and other high-quality short-term debt instruments, and U.S. and foreign currency (collectively, “Non-covered Securities”) are not considered Publicly Traded Securities for the purpose of this Code.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

●	direct obligations of the Government of the United States;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements). The SEC has interpreted “high quality short-term debt instrument” as one having a maturity of less than 366 days and which is rated in one of the highest rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality

●	shares issued by money market funds;

●	shares issued by open-end funds (also known as “mutual funds” and most, open-end ETFs2), other than funds for which Rimrock serves as an investment adviser

●	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, other than funds for which Rimrock serves as an investment adviser. According to the SEC, this exception is designed to exempt variable insurance contracts funded by insurance company separate accounts organized as unit investment trusts; and

●	investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (also known as “529 Plans”)[3]

[2]	National Compliance Service SEC No-Action Letter, Nov. 30, 2005.
[3]	WilmerHale, LLP SEC No-Action Letter, July 28, 2010.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

“Security Held or to be Acquired” includes: (i) any Reportable Security which, within the most recent 15 days and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

2.	INSIDER TRADING

It is unlawful to engage in “Insider Trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of wrongfully obtained or misappropriated material, nonpublic information or (ii) communicate such material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. Insider Trading prohibitions extend to the activities of Supervised Persons. Rimrock does not have an investment banking division or affiliate and it is anticipated that Supervised Persons will not routinely receive “inside information.” However, some Supervised Persons do and will receive potential material nonpublic information from time to time in connection with actual or potential client investments. More information describing “Insider Trading” is set forth below, and the penalties for trading using such inside information are also described. Compliance procedures regarding the use and treatment of material nonpublic information are set forth in detail below; Supervised Persons must strictly adhere to these procedures.

2.1.	Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning Insider Trading generally prohibit:

●	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

●	The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

●	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

2.2.	Who is an Insider?

The concept of an “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company's or entity's affairs and, as a result, is given access to information that is intended to be used solely for such company's or entity's purposes.

A temporary insider can include, among others, an entity's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. The entity at issue may be an issuer, or it could be a governmental agency or other organization. Securities analysts are usually not considered insiders of the issuers that they follow, although if an analyst is given confidential information by an issuer's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the entity, the analyst may become a temporary insider. A portfolio manager or analyst of an investment manager, and the investment management firm itself, may also become a temporary insider of an issuer if the investment management firm enters into a non-disclosure or confidentiality agreement with the issuer and is given access to nonpublic, confidential information.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

2.3.	What is Material Information?

Trading on the basis of inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management or product developments. Material information does not have to relate to a company's business, it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable. In the context of governmental agencies, information obtained from current or former politicians or their staffers, or other current or former government officials, about upcoming regulations or regulatory determinations that are not yet public, and which are likely to impact certain industries or issuers, have been deemed to be “material.” Similarly, information on the outcome of clinical trials for pharmaceutical or medical products may be deemed “material” if they have an impact on the securities prices of certain issuers.

2.4.	What is “Nonpublic” Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors are not considered public information.

2.5.	What is “Trading on the Basis of” Material Nonpublic Information?

Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

3.	PROCEDURES AND PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

●	civil injunctions;

●	disgorgement of profits or losses avoided;

●	jail sentences;

●	bar from servicing as an officer or director or being associated with a regulated entity, such as Rimrock;

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

●	fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by Rimrock, including dismissal of the persons involved.

3.1.	Policy Statement Regarding Insider Trading

Rimrock expects that each of its Supervised Persons will obey the law and not trade on the basis of material, nonpublic information. In addition, Rimrock discourages its Supervised Persons from seeking or knowingly obtaining material, nonpublic information, except where required to carry out professional responsibilities. It is also preferable for Supervised Persons to refrain from serving as an officer or director of any company that issues publicly traded securities. If such an opportunity arises, service by a Supervised Person in such outside position is subject to prior written approval by Rimrock. Such approval may be conditioned on the Supervised Person’s adherence to additional procedures, including trading restrictions.

3.2.	Procedures to Prevent Insider Trading

3.21.	Background

Rimrock does not have an investment banking division or affiliate.

Members of the Rimrock investment team from time to time may receive confidential information from issuers or potential issuers of securities or loans in connection with non-disclosure agreements, and such information may include information that is both material and non-public. Procedures concerning such instances are set out below. The investment team may also receive material, non-public information from research providers and experts. Procedures covering research and expert sources of information are set out separately.

3.22.	Directors of Public Companies

If a Supervised Person is appointed to serve on the board of directors (or equivalent) of a public issuer, the Supervised Person must immediately inform Rimrock’s Legal and Compliance Department (“Compliance”). Compliance will restrict trading by Rimrock clients and Supervised Persons in all related securities of that issuer until the Supervised Person completes their service as a director. However, if the issuer periodically or occasionally discloses all material non-public information provided to the Supervised Person, such restrictions may be lifted after “cleansing” disclosure has been made. Records of any such trading “windows” will be maintained by Compliance.

3.23	Potential Receipt of Inside Information In Connection with Client Transactions

Compliance must be promptly notified of any draft non-disclosure agreement, or any other written or oral agreement contemplating the receipt by a Supervised Person of material nonpublic or other confidential information from an issuer of securities or in connection with a potential investment transaction (an “NDA”) for clients. Rimrock in-house counsel or a delegee (outside counsel is also permissible) must review any written NDA before execution. Access to confidential and potential material non-public information is limited to Supervised Persons with a business need for such access. Once an NDA is executed between the firm and any issuer or potential issuer concerning a potential or existing investment, the final NDA must be sent to Compliance.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

In connection with each NDA received, Compliance will make a determination concerning whether material, nonpublic information is expected to be received concerning publicly traded securities or commodity interests. If material, nonpublic information is expected, Compliance will add the name of the affected issuer(s) or potential issuer(s) onto a list of restricted securities maintained by Compliance (the “Restricted List”). Compliance will further determine whether trading needs to be restricted by all Rimrock clients and/or all Rimrock Supervised Persons. If, on the other hand, an issuer or a Supervised Person provides adequate assurances to Rimrock that all information provided to the firm is “public” or “not material,” then Compliance may determine not to add the issuer or potential issuer onto the Restricted List. Compliance will maintain written records of these determinations. If a Supervised Person learns that an issuer has terminated a NDA or made public the material nonpublic or other confidential information subject to a NDA, the Supervised Person should advise Compliance promptly so that the issuer can be removed from the Restricted List. On at least a quarterly basis, Compliance will review the Restricted List with the firm’s portfolio managers and/or analysts to confirm that the Restricted List is complete and up to date.

Rimrock analysts and portfolio managers will work in a separate, closed room, creating physical information barriers from other Rimrock Supervised Persons. Rimrock also has limited access to the work folders and files of its Compliance team and may do the same from time to time for certain analysts and portfolio managers on Rimrock servers and systems to create information barriers. Supervised Persons who receive confidential information from an issuer or potential issuer pursuant to a NDA, or in connection with service as a director of a public issuer, which may include material non-public information, must keep such information in protected work folders and take other measures to ensure that such information is disclosed only to other Supervised Persons with a need to know such information.

3.24.	General Prohibitions Applicable to Receipt of Inside Information by Supervised Persons

If any Supervised Person receives information which may constitute material, nonpublic information, the Supervised Person (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a Personal Account or a client account, (ii) should not communicate such information to any other person (other than the CCO) and (iii) should promptly discuss such information with the CCO. Under no circumstances should information that may constitute material, nonpublic information be shared with any persons not employed by Rimrock, including family members and friends.

In addition, it is good practice for each Supervised Person who contacts issuers or analysts to take the following steps:

●   Meet and communicate only with senior executives of the issuer and an issuer’s investor relations personnel, who are more likely to be familiar with insider trading restrictions and less likely to improperly disclose material, nonpublic information;

●   Be aware of what information has previously been reported by the issuer and avoid asking for information that could be considered material, non-public information;

●   Identify himself or herself as being associated with an investment adviser; and

●   Keep notes of the meeting or communication as evidence of what was and was not discussed.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

3.25.	Potential Receipt of Inside Information From Vendors and Experts

Rimrock has adopted separate policies and procedures concerning the potential receipt of material nonpublic information from third party research providers and expert networks, which are incorporated herein by reference.

3.26	Information Barriers

A variety of information barriers exist which separate Compliance from other Rimrock Supervised Persons. These barriers include, but are not limited to, completely separate personnel, physical barriers, and internal technological barriers on access to Compliance work folders and files. Accordingly, Compliance may receive, in certain circumstances, material nonpublic information from issuers, investment banks, and restructuring consultants, and not communicate such information to other Rimrock Supervised Persons. Assuming that such information, in fact, is not communicated by Compliance personnel outside Compliance (and in particular to Rimrock Supervised Persons who make investment decisions for Rimrock clients), such information will be deemed captured and isolated within Compliance. Thus Compliance personnel may receive and review potential material nonpublic information to determine, among other things, whether it is material nonpublic information and whether receipt by Rimrock generally may require client and/or employee trading restrictions or create potential conflicts of interest.

The CCO may also from time to time create information barriers internally at Rimrock around particular Supervised Persons who have or may have received material, nonpublic information, in instances where appropriate physical and other barriers exist to ensure that those persons do not communicate that material, nonpublic information to others. All such instances will be documented in written records maintained by the CCO.

3.27	Trade Surveillance

At least monthly, Compliance will compare the trading records of Supervised Persons to public announcements in the securities traded in their Brokerage Accounts (as defined below), looking for potential insider trading by searching for significant trades or losses avoided immediately in advance of such announcements. Compliance will document those reviews.

4.	OTHER CONFIDENTIAL INFORMATION

Certain information obtained by Rimrock that does not constitute “inside” information still constitutes confidential information that must be protected by Rimrock and its Supervised Persons. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

4.1.	Confidential Information Defined

As noted above, even if Rimrock and its Supervised Persons do not receive material, nonpublic information (i.e., “inside information”), such persons (i) may receive other confidential or sensitive information from or about Rimrock’s clients or existing or prospective investments and (ii) they will receive confidential or proprietary information about Rimrock’s affairs (“Confidential Information”). Confidential Information may be in written, audio, video or computer readable form, or may be through conversations in which a Supervised Person is a party or has overheard. Such Confidential Information may include, among other things, information entrusted to Rimrock by clients, including his or her name and related financial information, the names of securities Rimrock intends to buy or sell, and new product information or business plans. In general, any information privately given to a Supervised Person, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of Rimrock or (ii) embarrass or harm a client or Rimrock should be considered Confidential Information.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Given the breadth of the above, all information that a Supervised Person obtains through Rimrock during the normal course of his or her duties should be considered Confidential Information unless the Supervised Person knows that information is specifically available to the public.

4.2.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the performance of the Supervised Person's duties with Rimrock. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal or proprietary account.

4.3.	Procedures Regarding Use and Treatment of Confidential Information

Supervised Persons of Rimrock have an obligation to be aware of, and sensitive to their treatment of Confidential Information. To safeguard this information, Rimrock adopted a Consumer and Customer Privacy Policy Statement and Compliance Procedures (the “Privacy Policies and Procedures”), attached to the Compliance Manual as Appendix D. Generally, the Privacy Policies and Procedures require the following:

●	Precautions must be taken to avoid storing Confidential Information in plain view in public areas of Rimrock’s facilities, including the reception areas, conference rooms and kitchens, and employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

●	Visitors must be escorted in and out of the office by Rimrock employees.

●	Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

●	Under no circumstances may Confidential Information be shared with any person, including any spouse or other family member, who is not an employee of Rimrock and who does not have a reason relating to such employee’s responsibilities within Rimrock to know that information.

5.	PERSONAL TRADING

5.1.	Policy Statement Regarding Trading For Personal Accounts

Rimrock recognizes that the personal investment transactions of its Supervised Persons and members of their immediate families demand the application of a strict code of ethics. Consequently, Rimrock requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between Rimrock and its Supervised Persons, on the one hand, and the client, on the other hand. Thus, Rimrock has adopted the procedures set forth below.

All trades for Personal Accounts must be consistent with recommendations and actions that Rimrock has taken or will take on behalf of its clients and Rimrock’s Trade Allocation Policy. The client's interest takes precedence over the personal interests of Rimrock and its Supervised Persons. If a potential conflict arises, Rimrock and the Supervised Person must resolve the matter in the client's favor.

All trades for Personal Accounts must be done in compliance with Rimrock’s Restricted List and pre-clearance requirements as described below. These restrictions are intended to protect both Rimrock and its Supervised Persons from even the appearance of impropriety with respect to any transactions or securities in a Personal Account.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

All transactions for Personal Accounts, unless exempt pursuant to Section 5.2 below, are subject to the reporting requirements described below.

5.2.	Personal Account Exemptions (Managed Accounts)

If a Supervised Person certifies that (a) the certifying Supervised Person does not influence or control, directly or indirectly, the investment decisions for a Personal Account, and (b) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Supervised Person has provided (e.g., a third party exercising complete investment discretion in managing the account), the CCO may, in his or her discretion, request documentation from the Supervised Person (e.g., an investment management agreement) and determine that such an account (a “Managed Account”) is not subject to (i) the Restricted List and (ii) the pre -clearance requirements, each as detailed below. The Request for Exemption of Personal Account form is attached as Exhibit 1. Supervised Persons are required to make the above certification on a quarterly basis by completing Managed Account Affirmation form (Exhibit 2) through the Schwab Compliance Technologies Personal Trading System (the “SCT System”), licensed by Rimrock.

Any actual or apparent conflict of interest in the trading in the Supervised Person’s exempted accounts may render an exempt account subject to all of the provisions of the Code. Written verification of independent management by the third party involved in the management of the account may be required in certain circumstances. If the Supervised Person has any role in the managing the trading activities of the account, then the Managed Account exemption does not apply. Compliance shall maintain a list of all Personal Accounts exempted under this section and verify annually that such accounts should continue to qualify for an exemption from the requirements of the Code.

5.3.	Restricted List

All Supervised Persons are prohibited from buying or selling any security or securities on the Restricted List (available on the PRM system or from Compliance) for themselves or any Personal Account. Rimrock maintains one Restricted List that is updated periodically by Compliance and made available to all Supervised Persons.

The Restricted List is comprised of three main categories of securities. The first category is comprised of securities where Rimrock has come into private information and is under an obligation not to transact. The second category is comprised of certain positions in client portfolios. Of the portfolio positions, Rimrock considers the corporate credit positions held by Rimrock clients to have the greatest potential for an apparent conflict of interest. The third category of securities is comprised of watch list positions where Rimrock is either monitoring the credit name or performing analysis toward a potential investment.

It is the Supervised Person’s responsibility to be knowledgeable of the content on the Restricted List. If you have any doubt as to whether a particular security is (or should be) on the Restricted List, please check with the CCO before entering into that buying or selling transaction.

At the sole discretion of Rimrock, a Supervised Person may be allowed to purchase or sell a security or securities on the Restricted List if there is no actual or potential conflict of interest or appearance of impropriety associated with the transaction. Supervised Persons may request an exception by contacting the CCO. An exception, if granted, is specific to a Supervised Person and will not be construed as applying to any other Supervised Persons or removing any security or securities from the Restricted List. The CCO will inform the affected Supervised Person of any granted or denied exception, based on a thorough review of all relevant circumstances. Rimrock will treat the exception process as Confidential Information and will not disclose this information except as required by law or appropriate business purposes, and Supervised Persons must do the same with respect to approvals or denials for any exception request.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

5.4.	Pre-Clearance

Rimrock requires advance, written pre-clearance of purchases and sales of all (i) publicly traded equities, (ii) corporate and mortgage bonds, and (iii) Limited Offerings or IPOs by a Supervised Person for its Personal Accounts. Securities listed above as not being “Reportable Securities,” such as certificates of deposit, money market fund, mutual funds, and ETFs do not need to be pre-cleared. Certain cryptocurrencies (i.e., Bitcoin and Ether) have been determined by the SEC not to be “securities,” and thus do not require pre-clearance.

Issuers of loans, options, and other investments that do not require affirmative pre -clearance (i.e., anything other than publicly traded equities, corporate and mortgage bonds and limited offerings and IPOs) may still be on the Restricted List. Thus all Supervised Persons must check the Restricted List before purchasing or selling such an investment for a Personal Account. If you have any doubt as to whether the pre-clearance requirement applies to a particular security, please check with the CCO before entering into that buying or selling transaction.

The pre-clearance requirement is satisfied by completing the appropriate pre-clearance request form (Exhibit 3) and getting approval from Compliance through the SCT System. The SCT System is available on Rimrock computers and can be accessed outside the office as well, over the Internet at https://client.schwabct.com/. If a Supervised Person loses or misplaces their log -in or password to the SCT System, they should promptly contact Compliance for assistance. Rimrock will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or appropriate business purposes, and Supervised Persons must do the same with respect to approvals or denials for any pre-clearance request.

Pre-clearance is not automatically granted for every trade. The SCT System compares the potential transaction against the Restricted List and will deny transactions in issuers on the Restricted List. Pre-clearance will also be denied where, for example, the Supervised Person indicates that he or she has related material non-public information, or is an officer director, or shareholder of the issuer. Supervised Persons are obligated to enter information into the SCT System completely and accurately; transaction approvals that are issued based on incomplete or inaccurate information will be deemed invalid. An approval must be obtained before any trade is executed; SCT will capture and report to Compliance any approval after a transaction as a violation of Rimrock’s policy. All records of transaction requests and approvals will be retained by Rimrock as required by applicable law. As part of the pre-clearance process, each Supervised Person wishing to buy or sell a security for a Personal Account must first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of that security.

A pre-clearance request form for a publicly traded security must be completed and approved on the day that the Supervised Person intends to initiate a transaction, and the trade must be executed on that same day. If for some reason a Supervised Person cannot initiate trade instructions on that date, the trade cannot be executed on that date, or a limit order is placed and the limit is not reached, a new request must be completed and the appropriate authorization must be obtained on a later day or days.

The following types of investments are not required to be pre-cleared:

●	Non-Volitional Transactions. The pre-clearance requirements do not apply to transactions, including but not limited to automated investment plans, as to which a Supervised Person does not exercise direct or indirect investment discretion at the time of the transaction. (This does not apply to Personal Accounts for which the Supervised Person has delegated investment discretion to an unaffiliated adviser). For example, if a security owned by a Supervised Person is called for redemption by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if a written option is exercised against a Supervised Person, then the stock may be delivered pursuant to that option without pre-clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. In the event the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

●	Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (Rimrock may be participating in the transaction on behalf of client accounts and an employee’s participation could reduce the number of shares able to be tendered on behalf of a client.)

5.5.	Private and/or Limited Securities Offerings and IPOs.

Rimrock employees are prohibited from engaging in personal, private investment activities and participating in initial public offerings (“IPOs”) that conflict with their fiduciary duties to clients. Limited and private investment opportunities and IPO securities that are available and suitable for client accounts must be made available to clients, rather than being taken by an employee.

Pre-clearance must be obtained for each private investment offering (including a private fund offering) and IPO. These offerings will be pre-cleared through the SCT System, in a manual process. The SCT System contains a Private Securities Transaction Request form in the form attached hereto as Exhibit 4. The Form requests information about potential conflicts with Rimrock clients.

Compliance will review the Private Securities Transaction Request form to prevent actual and potential conflicts of interest, including but not limited to employee misappropriation of investment opportunities and inappropriate gain. In reviewing the forms, Compliance will consider whether the proposed investment or strategy inappropriately overlaps with investments made by Rimrock clients and whether there is any likely inappropriate benefit to the employee or Rimrock beyond the expected return on investment. Compliance will also consider whether a proposed investment poses a potential or actual conflict of interest that may require additional disclosure by Rimrock on Form ADV Part 2A or in a Supervised Person’s Form ADV Part 2B. Written approval or denial of the Request form shall be evidence of Compliance’s review, and such records shall be maintained by Compliance.

Rimrock permits eligible Supervised Persons to invest in Rimrock-managed funds, which helps to align the interests of Supervised Persons and investors. All Supervised Persons may invest in the Rimrock Funds Trust, a mutual fund. Purchases and sales of interests in Rimrock-managed private funds are also “private offerings” subject to this section but do not need to be pre-cleared through the SCT System. Acceptance of a Supervised Person’s subscription agreement or redemption request for a Rimrock private fund constitutes pre-clearance.

On a yearly basis, all Rimrock employees will be asked to confirm and update a list of the private securities offerings in which they participate. That list will be reviewed for potential conflicts and maintained by Compliance.

6.	REPORTS OF PERSONAL TRANSACTIONS (FOR ALL REPORTABLE SECURITIES)

6.1.	Submission of Reports

In order for Rimrock to monitor compliance with this Code, each Supervised Person shall submit, or shall cause to be submitted, to the CCO the reports described below.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

6.2.	Notification of Personal Accounts

Each Supervised Person shall submit to Compliance a complete and accurate Initial Holdings Report in the form attached hereto as Exhibit 5 and/or by providing the SCT System with on-line access to all Brokerage Accounts and the holdings in those accounts, within 10 days of becoming a Supervised Person. “Brokerage Accounts” means all Personal Accounts at a bank, broker-dealer, or other financial institution that permit the owner to purchase and sell Reportable Securities.

The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person becoming a Supervised Person. The Initial Holdings Report, regardless of whether it is submitted in writing or electronically, must include all Reportable Securities, including Limited Offerings (except securities of Rimrock-managed funds), the Supervised Person had any direct or indirect beneficial ownership of upon commencement of employment or other relationship with Rimrock. The Initial Holdings Report must contain, at a minimum, the following information:

●	The name of the Reportable Security and type of security.

●	As applicable, the ticker symbol or CUSIP number.

●	As applicable, the number of shares or principal amount of each Reportable Security.

●	The name of any broker, dealer, bank or Fund’s transfer agent in which the Supervised Person maintains a Brokerage Account with any Reportable Securities.

●	The Supervised Person’s signature and the date the Initial Holdings Report is being submitted.

Supervised Persons are required to submit to Compliance information about any new Brokerage Account within 10 days of opening such account, and to certify, on a quarterly basis, that all accounts have been disclosed to Compliance, in the form attached hereto as Exhibit 6

6.3.	Quarterly Transaction Reports

Each Supervised Person must submit Quarterly Transaction Reports attached as Exhibit 7 and/or certify, through the SCT System, that all transactions reported from their brokerage accounts to the SCT System are accurate and complete, within 30 days of the each calendar quarter end for all transactions executed for the Supervised Person’s Personal Accounts during the quarter in Reportable Securities. The Quarterly Transaction Reports, regardless of whether they are submitted in writing or electronically, must contain, at a minimum, the following information:

●	The trade date of the transaction and the name of the Reportable Security.

●	As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

●	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

●	The price of the Reportable Security at which the transaction was effected.

●	The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

●	The signature of the Supervised Person and the date the report is being submitted.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

If a Supervised Person discovers that its outside activity and brokerage report statement has become inaccurate or incomplete at any time, such Supervised Person shall promptly submit to Compliance a report correcting all inaccurate or incomplete information.

6.4.	Annual Holdings Report

Each Supervised Person shall submit a complete and accurate Annual Holdings Report in the form attached hereto as Exhibit 8 and/or certify in the SCT System, that all holdings reported through the SCT System are accurate and complete. The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date of the Annual Holdings Report is submitted. At a minimum, the Annual Holdings Report must contain the same (updated) information as required in the Initial Holdings Report.

6.5.	Duplicate Confirmations and Account Statements

Each Supervised Person shall authorize the brokerage firm or other firm where such Supervised Person’s Personal Accounts are maintained to send to Compliance duplicate confirmations of all transactions in all Reportable Securities effected for such Supervised Person’s Personal Accounts. A form letter to be used for this purpose is attached hereto as Exhibit 9, or the Supervised Person may provide Compliance with electronic access.

In addition, each Supervised Person shall cause all of his or her brokers or other custodians to submit, at least quarterly, account statements for each of his or her Personal Accounts to Rimrock. The account statements shall be sent directly by the broker or other custodian to Compliance regardless of whether any trading activity took place in the Personal Account during the quarter.

6.6.	Review and Retention of Reports

Compliance shall regularly review each duplicate confirmation (or electronic equivalent) and compare the transactions reported against the pre-approval forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of Rimrock’s policies or of the applicable securities laws took place. If there are any discrepancies between trade confirmations and pre-approval forms, the CCO shall promptly contact such Supervised Person to resolve the discrepancy. Upon discovering a violation of these procedures, Rimrock may impose such sanctions, as it deems appropriate, including a letter of reprimand or censure, suspension of trading privileges, or suspension or termination of the employment of the violator. Where a violation of procedures affects a client account or creates an actual or potential conflict of interest, Rimrock may require the trade to be unwound and any profits disgorged to a charity selected by the CCO. All material violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of any investment company client of Rimrock if the violation involved the securities owned by such investment company client. Rimrock shall retain all documents required to be submitted by Supervised Persons under this provision, including, all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act, as amended, and the rules thereunder.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

7.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

Both federal and state laws impose limitations, and in some cases prohibitions, on certain kinds of political contributions and activities. Specifically, Rule 206(4)-5 under the Advisers Act, governs political contributions by certain investment advisers. Accordingly, Rimrock has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

The policy regarding political activities and contributions applies to Rimrock and all employees. Failure to comply with these rules could result in civil or criminal penalties for the firm and the individuals involved.

In addition, states or municipalities may impose registration requirements or limitations regarding the solicitation of public pension systems by salespersons for an investment adviser. Accordingly, Rimrock has adopted policies and procedures concerning the solicitation of state or municipal entities. These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

7.1.	Political Contributions Generally; Contributions to Obtain or Retain Business

Given the significant adverse regulatory consequences associated with political contributions, Rimrock prohibits its employees from making any and all such contributions. “Contributions” for purposes of this prohibition includes the following: gifts, loans, repayments of debts, payments for transition or inaugural expenses, or, generally, anything of value (but not the provision of volunteer services). In addition, all persons are expressly prohibited from making or soliciting political contributions on behalf of another person where the purpose is to assist Rimrock in obtaining or retaining business.

7.2.	Solicitations on Behalf of Federal, State or Local Candidates or Committees

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

Without limiting its overarching prohibition on contributions, all employees are prohibited from:

●	making political solicitations under the auspices of Rimrock (including the use of firm letterhead), unless authorized in writing by the CCO, who will maintain a copy;

●	causing the firm to incur additional expenses by using its resources for political solicitations, such as postage;

●	reimbursing others for political contributions;

●	using the firm’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the CCO; and

●	doing indirectly or through another person (such as a household member) or entity anything prohibited by these policies and procedures.

7.3.	Firm Participation in Federal Elections

Rimrock is prohibited from:

●	making or facilitating contributions to federal candidates from company treasury funds;

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

●	making or facilitating contributions or donations to federal political party committees and making donations to state and local political party committees if the committees use the funds for federal election activities;

●	using Rimrock facilities, resources, or employees for federal political activities other than for making company communications to its officers, directors, stockholders, and their families; and

●	making partisan communications to its “rank and file” employees or to the public at large.

7.4.	SEC Pay-to-Play Restrictions

Rimrock and each Covered Associate (defined below) are prohibited from:

●	making contributions to elected officials (including candidates for office) of a Governmental Entity (as defined below) that have the legal authority to retain (or the authority to appoint the person authorized to retain), or is otherwise in position to influence the retention of Rimrock by the Governmental Entity (“Elected Officials”);

●	making contributions or donations to any political action committee with an expectation that the political action committee will make a contribution to an Elected Official;

●	making donations to state and local political party committees where a Governmental Entity operates;

●	doing any of the above through any political action committee controlled by Rimrock; and

●	facilitating, coordinating or doing indirectly or through another person anything prohibited by these policies and procedures, including through the use of any affiliates or third parties (unless such third party solicitors are themselves subject to the SEC Pay-to-Play rules).

Prohibition of State and Local Political Donations for “Covered Associates”

To comply with Rule 206(4)-5 under the Advisers Act, all Covered Associates are prohibited from making Contributions (defined below) to any candidate for state or local office. Covered Associates may volunteer their time to a candidate for state or local election for non-fundraising purposes, provided that no Rimrock resources are used and such volunteer activities do not occur on Rimrock property. This prohibition does not apply to candidates for federal offices, such as the Presidency, Senate, or House of Representatives.

New Covered Associates will be required to certify that they have not made any such contributions within the past two years (or six months for those Covered Associates that are not engaged in marketing or solicitation activities).

“Covered Associates” for purposes of this prohibition include the following employees and any employees who may fall into these categories in the future:

●	Each Managing Director, Director of a business unit, Senior Vice President and Vice President

●	Any political action committee controlled by Rimrock or a Covered Associate

●	Any persons who solicit Governmental Entities on behalf of Rimrock, including anyone who supervises such persons.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

“Governmental Entity” for purposes of this prohibition includes the following:

●	any agency, authority, or instrumentality of a state or political subdivision of a state (including cities and counties);

●	a pool of assets sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, such as a defined benefit plan;

●	a plan or program of a government entity, which includes participant directed investment programs, such as a qualified tuition plan; and

●	officers, agents, or employees of a state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity,

where Rimrock currently does business with such government entity or may seek in the future to do business with such government entity. For these purposes, “business” includes the investment by the Governmental Entity in a private fund managed by Rimrock.

“Contributions” for purposes of the Rule 206(4)-5 prohibition includes the following: gifts, loans, repayments of debts, payments for transition or inaugural expenses, or, generally, anything of value (but not the provision of volunteer services). The restriction on contributions applies both to contributions to incumbent officials who currently hold the position of authority or influence and to contributions to candidates for those offices.

7.5.	Political Contribution Compliance Surveillance

On a quarterly basis, Compliance will review one or more databases of political contributions, searching for any political contributions prohibited by the Code. Compliance will document and maintain written records of this review.

7.6.	Solicitation of State or Municipal Entities

To the extent applicable, it is Rimrock’s policy to comply with state and local regulations regarding the solicitation of investment advisory business from public pension systems or similar entities by in-house marketing or investor relations personnel and by third party solicitors. All employees including, but not limited to marketing employees, must notify the CCO in advance of any solicitation activity with respect to any state or municipal entity.

At least once annually, Compliance will compile a list of state or municipal investors and conduct a survey of any local pay-to-play, lobbyist registration, or other investment adviser requirements that may be applicable to those investors.

7.7	Lobbyist Registration in California

Currently, Rimrock has not registered as a “Lobbyist Employer” (the state law term for the employer of someone engaged in that solicitation activity) and has not designated or registered anyone as an In-House Lobbyist Employee (the state law term for the employee engaged in solicitation). Rimrock may cause employees to register as In-House Lobbyist Supervised Persons in the future to the extent necessary to comply with California or other applicable law.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

If Rimrock does register as a Lobbyist Employer under California Law, then Rimrock and any In-House Lobbyist Supervised Persons will file quarterly reports covering any fees or compensation paid or received and lobbying activity expenses, including gifts to certain public officials and campaign contributions of $100 or more to state candidates or state elected officers as required by California law. Any In-House Lobbyist Supervised Persons will complete all required training or education courses to maintain their registration as lobbyists. The CCO, or her designee, will be responsible for facilitating the required filings and training, including any required renewal filings.

Rimrock and any In-House Lobbyist Supervised Persons will abide by all applicable regulatory restrictions including but not limited to, a prohibition from making gifts to certain public officials, including board members of CalSTRS and CalPERS in an aggregate amount of more than $10 in a calendar month. The CCO will maintain a copy of the relevant regulatory restrictions applicable to California-registered lobbyists.

8.	OUTSIDE BUSINESS ACTIVITIES

Business activities outside Rimrock may create a potential conflict of interest if they cause a Supervised Person to have divided loyalties, requiring choices between that other interest and the interests of Rimrock or Rimrock’s clients. Accordingly, all Supervised Persons are required to report to Compliance and obtain approval, in advance, of prospective outside business activities, including but not limited to serving as an officer or on the board of directors or trustees of any public or private company, other than a not-for-profit organization. If a Supervised Person is required to make disclosure to clients in Form ADV Part 2B, Rimrock must affirmatively disclose in the Form ADV Part 2B any outside business activity that accounts for 10% or more of that person’s work time.

Rimrock uses the SCT System to keep records of outside business activities; Exhibit 10 shows the form that must be completed in the SCT System to seek approval of prospective outside business activities. The form asks, among other things: (a) whether that activity will take 10% or more of that person’s time during work hours, and the compensation expected to be received for such activity; (b) whether the outside business activity is with a regulated entity, such as a broker-dealer, futures commission merchant, commodity pool operator, or commodity trading advisor; (c) whether the outside business activity is with a Rimrock client, since such activity may create potential conflicts; and (d) whether the outside business activity will create a potential conflict of interest.

The decision as to whether to grant such authorization will be based on a determination that such activities would not be inconsistent with the interests of any client and will not create potential conflicts of interest, as well as an analysis of the time commitment and potential personal liabilities and responsibilities associated with the potential activities. At least annually, all Rimrock employees will be asked to confirm and update a list of their outside business activities. That updated list will be reviewed for conflicts of interest and maintained by Compliance.

9.	GIFTS AND ENTERTAINMENT

In order to address actual or potential conflicts of interest that may arise when a Supervised Person accepts or gives a gift, entertainment, or other items of value, Rimrock places restrictions on gifts and entertainment. The following specific restrictions apply.

9.1.	Gifts

No Supervised Person may give or receive cash gifts or cash equivalents (e.g., gift cards) to or from an investor, prospective investor, or any person or entity that does business with or on behalf of Rimrock. No Supervised Person may obtain, or solicit, anything of value from any person or entity that does or seeks to do business with or on behalf of Rimrock, or any existing or prospective investors.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Non-cash gifts of de minimis value (e.g., a pen or hat with a logo) are excluded from the foregoing prohibition, Supervised Persons should seek guidance from the CCO before offering or accepting a gift if there is any question whether a gift is de minimis. Non-cash gifts that are worth more than de minimis amounts may be treated as de minimis if they are shared among Supervised Persons. For example, a food basket worth $250 that is shared among all Supervised Persons would be deemed to be a de minimis gift). Any gift that exceeds $500 in value is not de minimis.

All employees must report any gifts given or received from or to any one person or entity (a “source”) that cumulatively, over the past 12 months, exceeds $500 in total value. Thus, for example, if an employee receives four non-cash gifts of sports tickets, worth $130 each, from one broker or vendor, the cumulative gifts must be reported. Reports must be made through the SCT system. Individual gifts that exceed $500 in value must be reported no later than 5 days after the end of the calendar quarter in which they were received. Cumulative gifts from a single source that exceed $500 must be reported no later than 5 days after the end of the calendar quarter in which they total more than $500 in value. Supervised Persons should contact Compliance if they need assistance with gift reporting. As a reminder to Supervised Persons, Compliance will send an affirmation to all Supervised Persons, on a quarterly basis, which states that all gifts required to be reported have been reported. That confirmation is attached as Exhibit 11. Compliance will review reported gifts on a quarterly basis, after the end of each calendar quarter, to evaluate whether any gifts potentially create any conflicts of interest for the giver, recipient, or the Firm.

9.2.	Entertainment

Supervised Persons employee may not provide or accept lavish or extravagant entertainment to or from any person or entity that does or seeks to do business with or on behalf of Rimrock, or any existing or prospective investors. Supervised Persons may occasionally provide or accept a business entertainment or educational event, of reasonable value, if the person or representative of the entity providing or accepting the entertainment is present with the Supervised Person at the event. For example, tickets to a concert may be acceptable, but tickets combined with backstage passes to meet the performer likely would not. Supervised Persons should seek guidance from the CCO, before offering or accepting the entertainment, if there is any question whether the entertainment is lavish or extravagant.

9.3.	Government and Union Officials

Supervised Persons must take extra care with gifts and entertainment given or received from government and union officials. No gift or entertainment event of any value involving government officials or their families may be given or received by Rimrock or any Supervised Persons without the prior written approval of the CCO. Special Department of Labor reporting requirements apply to service providers, including investment advisers, to Taft-Hartley employee benefit funds. Accordingly, Supervised Persons must receive pre-approval for any gifts or entertainment provided to representatives of such funds.

10.	FOREIGN CORRUPT PRACTICES ACT

10.1.	Background

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any U.S. company – as well as any of its officers, directors, employees, agents or stockholders acting on its behalf – to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment. Other countries have similar laws. It is the policy of the Firm to strictly comply with the FCPA and all other applicable laws against bribery and other improper payments.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Accordingly, the FCPA’s prohibitions extend to all government employees, no matter how low-ranking or high-ranking, and to employees of government-owned business entities as well as government agencies. Not only the payment of money, but the giving of “anything of value” to a foreign official, foreign political party or official or candidate for foreign political office is prohibited.

The FCPA does permit certain small “facilitating” or “expediting” payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties. The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits U.S. companies from making payments to third parties – such as a foreign partner, sales agent or other intermediary – with knowledge that all or a portion of the payment will be passed on to a foreign official. The FCPA’s definition of “knowledge” is broader than actual knowledge. A company is deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a “high probability” that such a payment will be made. The purpose of this standard is to prevent companies from adopting a “head in the sand” approach to the activities of their foreign agents and partners.

Supervised Persons of Rimrock are expected to maintain the highest ethical standards of business conduct. This policy applies to all Supervised Persons wherever they are working and addresses issues arising under the U.S. Foreign Corrupt Practices Act (“FCPA”) – an anti-bribery and recordkeeping statute – and legislation implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organization of Economic Cooperation and Development (commonly known as OECD). It is Rimrock‘s policy to always maintain a high level of professional and ethical standards in the conduct of its business affairs.

10.2.	General Policy

It is Rimrock’s policy to prohibit persons or entities acting on its behalf from offering, promising, paying or authorizing the payment, directly or indirectly, of anything of value (such as a bribe or kickback) to a foreign government official to secure an improper advantage or obtain or retain business.

The CCO, under the oversight of the Principals, will monitor compliance with this policy, oversee the preparation of any necessary guidelines on business practices, respond to inquiries from any officer or employee regarding appropriate business practices, and investigate any allegations of possible impropriety.

10.3.	Permissible Facilitating Payments

In countries where payments to government officials or government employees are acceptable under local law and are customary business practice, this policy does not prohibit the giving of “facilitating payments,” which are modest cash payments or things of value to expedite or secure the performance of “routine governmental actions” by foreign government officials or government employees. Facilitating payments to a governmental official never include payments made to assist in obtaining or retaining business, or encouraging a decision to award to continue business with a particular party.

The term “routine governmental action” means any action which is ordinarily and commonly performed by a foreign official in (i) obtaining permits, licenses, or other official documents to qualify a person to do business in a foreign country; (ii) processing governmental papers, such as visas and work orders, (iii) providing police protection, mail pick-up and delivery, or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products or commodities from deterioration, or (v) actions of a similar nature.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

10.4.	Specific Procedures

Rimrock has adopted various procedures to implement the Firm’s policy and internal reviews to monitor and ensure the Firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

●	Any and all payments by or on behalf of Rimrock to a foreign government official may only be made on the basis of appropriate supporting documentation and for the purposes specified in the documentation. Such purposes shall be recorded in accordance with these procedures. Undisclosed or unrecorded payments or assets are strictly prohibited.

●	Before offering or making any type of gift or payment to or on behalf of a foreign official, supervised persons are required to obtain written approval in advance from the CCO.

●	Before retaining any agent or intermediary who may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, written approval must be obtained in advance from the CCO. [Contracts intended to be performed outside the U.S. should include a covenant to that the vendor will comply with the FCPA.]

●	Supervised Persons must make an immediate report of any suspected or actual violations (whether or not based on personal knowledge) of applicable law or regulations to a member of the Partners or to the CCO. Once a Supervised Person has made a report, the Supervised Person still has an obligation to update the report as new information comes into his or her possession. Under no circumstances shall the reporting of any such information or possible impropriety serve as a basis for any retaliatory actions to be taken against any supervised person making the report.

●	If a Supervised Person violates the Foreign Corrupt Practices Act in the course of his or her employment, the Supervised Person will be subject to appropriate sanctions by Rimrock. These sanctions include, but are not limited to, termination, suspension, demotion, reduction in pay, and reprimand.

●	In addition to direct participation in an illegal act, Supervised Persons will be subject to appropriate disciplinary actions by Rimrock for any failure to cooperate in implementing this policy.

11.	AFFILIATED LOANS

As a Commodity Trading Adviser and Commodity Pool Operator registered with the National Futures Association, Rimrock and its employees are subject to NFA Compliance Rule 2-45 and Interpretive Notice 9062, which expressly prohibit loans from commodity pool assets to themselves or affiliated persons or entities.

12.	CONFLICT QUESTIONNAIRES

At least once on a calendar year basis, Compliance will seek information from all Supervised Persons to determine if the Supervised Person has an immediate family member who is, or is an employee of, a broker-dealer, counterparty, auditor, or other material vendor to a Rimrock client. Compliance will review these questionnaires after completion for any material conflicts. A copy of the current questionnaire is attached as Exhibit 12.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

13.	SUPERVISION OF CCO BY CHIEF RISK OFFICER AND CHIEF EXECUTIVE OFFICER

Under the Code, in each place where it states that the CCO shall review, approve, deny, exempt or otherwise act in any capacity, the Chief Risk Officer shall perform such enumerated roles in respect of the CCO. In the event that the Chief Risk Officer is not available, the Chief Executive Officer shall fill the review/compliance role in respect of the CCO’s activities.

14.	WHISTLEBLOWERS

Section 21F of the 1934 Act provides for the SEC to pay awards to whistleblowers who provide it with information about violations of the federal securities laws. Rule 21F-17 further provides that no person may take any action to impede an individual from communicating directly with the SEC staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement. In a series of enforcement actions, the SEC has elaborated on that Rule, stating that employers may not use severance, confidentiality, or other agreements to prohibit departing employees from reporting violations. Any such prohibition by a public company or other company subject to SEC jurisdiction, or employee waiver of the right to receive a possible whistleblower award from the SEC, is void, unenforceable, and subject to imposition of SEC penalties.

Rimrock, as an investment adviser registered with the SEC and subject to its jurisdiction, will not include language in any Rimrock employee handbook or other applicable statement of employment or compliance policies, or in any employment or severance agreement, that prohibits employees from bringing actual or potential wrongdoing to the attention of regulators or causes an employee to waive his or her right to any potential whistleblower award. Rimrock’s Director of Human Resources and Rimrock’s General Counsel will review the language of each such handbook, policy statement, or agreement to ensure it is consistent with applicable SEC guidance.

15.	CONCLUSION

15.1.	Importance of Adherence to Procedures

It is very important that all Supervised Persons adhere strictly to this Code. Any violations of such policies and procedures may result in serious sanctions, including dismissal from Rimrock and legal liability. Compliance will monitor the SCT system for late responses and warnings for tardiness will be made where appropriate.

15.2.	Reporting of Violation of the Code

All Supervised Persons must report promptly to the CCO any violation of this Code. Violations of the Code include, but are not limited to, any violations of applicable law by Rimrock or any of its Supervised Persons. Reports can be made orally or by email to Compliance@Rirmrockcapital.com. All such reports will be treated confidentially to the extent permitted by law and Rimrock shall not retaliate against any individual who reports a violation of this Code.

The SCT system includes a Confidential Reporting Form, which allows employees to anonymously report compliance-related issues, including but not limited to violations of the Code, to Compliance for further review and investigation. A copy of the Form is attached as Exhibit 13. All completed copies of the Form will be maintained by Compliance.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Upon receipt of any such Form or other oral or email report made to Compliance, Compliance will conduct a prompt investigation of the matters reported, with or without external assistance, as appropriate. The CCO shall discuss the results of Compliance’s findings with Rimrock’s Managing Directors for potential further action, with the goal of eliminating and rectifying any violations as quickly as possible. Retaliation against any whistleblower is prohibited by applicable law.

15.3.	Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Supervised Persons, and at least annually, each Supervised Person shall be asked to certify in writing pursuant to the form attached as Exhibit 14 that he or she has received and followed the Code. Each Supervised Person will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

Questions

Any questions regarding Rimrock’s policies or procedures with respect to this Code should be referred to the CCO.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 1

Request for Exemption of Personal Account Form

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back, [redacted]

New Brokerage Account

Employee	[redacted]
Account Title	Ex: My IRA account
Brokerage	
Account Number	
Managed Account	☐ Account owner has no influence over trades.
Statement Frequency	Monthly

Attachments

New

Comment

Submit | Submit And Add Another | Cancel

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 2

Managed Account Affirmation Form

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back, [redacted]

Affirmation Type	Managed Account Affirmation
Folder	
Policy	
Statement	As part of the compliance requirement to report personal securities holdings, transactions, and accounts under Rule 204A-1 of the Investment Advisers Act of 1940, please complete the following questions regarding your managed investment account(s), defined as a personal account in which you do not have direct or indirect influence or control over the selection of individual securities. This affirmation is designed to help determine if an account is in fact a managed account, and is required by SEC guidance. 1. Did you **suggest** that the trustee or third-party discretionary manager of the managed account make any particular purchases or sales of individual securities for any of your managed accounts during the preceding quarter? 2. Did you **direct** the trustee or third-party discretionary manager of the managed account to make any particular purchases or sales of individual securities for any of your managed accounts during the preceding quarter? 3. Did you **consult** with the trustee or third-party discretionary manager of the managed account as to the particular allocation of individual securities investments to be made in any of your managed accounts during the preceding quarter? If you answer yes to any question in regards to your currently disclosed managed accounts, click "YES" and enter the applicable accounts on the next screen. Compliance will then contact you and may update the status of your managed account to non-managed in the Schwab Compliance (SCT) Technologies system. Otherwise, click "NO" to confirm your currently disclosed managed account(s) are in fact independently managed.

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 3

Pre-Clearance Form

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back [redacted]

New Pre-clearance

Employee	
Brokerage Account	
Security Type	Stock
Symbol	
Description	
Action	
Requested Quantity	
Order Type	Market

Pre-clearance Questions

- ○ Yes ○ No 1. Are you in possession of any material non-public information regarding this trade or company?
- ○ Yes ○ No 2. Is this security a new issue?
- ○ Yes ○ No 3. Is this security a limited offering?
- ○ Yes ○ No 4. Are you responsible for researching this company for Rimrock Capital Management, LLC?
- ○ Yes ○ No 5. Are you an officer, director, or principal shareholder of this publicly traded issuer?

Attachments

New

Comment

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 4

Private Securities Transaction Request Form

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 5

Initial Holdings Report Form

Initial Holdings Report

(complete within ten days of becoming an Employee)

Employee:_______________________________	Date:______________

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

☐ No Reportable Holdings

		Ticker Symbol or	Number of Shares or
Name of Reportable Security	Type of Security	CUSIP	Principal Amount

2.	Brokerage / Custody Accounts

☐ No Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child) (Includes IRA accounts)	Account Number

Employee Signature:	Date:

Reviewed by Compliance:

Signature:	Date:

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 6

Brokerage Account Disclosure Form

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back, [redacted]

View Affirmation

Employee	[redacted]
Affirmation Type	Brokerage Account Disclosure
Statement	In accordance with Rimrock's Policies and Procedures and regulatory requirements, all employees are required to disclose all personal accounts (e.g., brokerages, IRAs, trusts, and other securities accounts) in which you or anyone in your household have: (i) any direct or indirect beneficial ownership; or (ii) exercise investment authority regardless of whether you or your immediate family members have beneficial ownership interest in those accounts. Review your previously disclosed personal brokerage accounts under the Personal Trading tab. Click **"YES"** to affirm that all of your personal brokerage accounts are disclosed in Schwab Compliance Technologies, or that you do not own any personal brokerage accounts per the above criteria. Click **"NO"** if you have new or additional personal brokerage accounts to disclose.
Response	Yes
Distribution Date	01/07/19
Affirmation Date	01/14/19
Due Date	01/14/19

Disclosures

No Disclosures

Comment

☐ Do not show this comment to employee

Save Cancel

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 7

Quarterly Transaction Reports Form

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back, [redacted]

Affirmation Type	Quarterly Transaction Disclosure
Folder	Reoccurring Disclosure
Policy	
Statement	In accordance with Rimrock's Policies and Procedures and regulatory requirements, all employees are required to submit a quarterly report of all personal security holdings and transactions of "Reportable Securities" as defined in the Code of Ethics.

Each employee is required to disclose their transactions, or the fact that they have no transactions, via this affirmation at the time the person becomes a Supervised Person and after the end of each calendar quarter, which must cover all Reportable Securities **except** the following:

Click **"DISCLOSE"** to proceed, and then click the check box on the next screen to affirm.

[redacted]

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 8

Annual Holdings Report Form

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back, [redacted]

View Affirmation

Employee	[redacted]
Affirmation Type	Annual Holdings Disclosure
Statement	In accordance with Rimrock's Policies and Procedures, employees are required to submit to Compliance an annual holdings report. Each employee is required to disclose their holdings or the fact that they have no holdings via this Affirmation: • No later than 10 days after the new employee's start date. The report must be current as of 45 days prior to the employee's's start date, and • No later than 45 days after the end of the calendar year, which must cover all securities holdings and be current as of 45 days prior to the submission. It might take a few minutes for the system to generate your holdings report after you click "Disclose". Please click "Edit List" to add any holdings that are missing, check the attestation box and click submit to complete the affirmation.
Distribution Date	01/24/19
Due Date	02/01/19

Disclosures

No Disclosures

Comment

☐ Do not show this comment to employee

Save Cancel

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 9

Duplicate Confirmations and Account Statements Form

[Date]

[Name and Address of Brokerage Firm]

Re: [Account Numbers].

Dear Sir or Madam:

I am an employee of Rimrock Capital Management, LLC (“Rimrock” or the “Firm”), an investment adviser registered with the Securities and Exchange Commission. In accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended, Rimrock requires all employees to report to the Firm their securities holdings and all securities transactions in which an employee had any direct or indirect beneficial interest. Accordingly, I hereby authorize your firm to provide to Rimrock’s Compliance Department direct electronic or online access to that information for the above-referenced accounts (and any other current or future accounts for members of my household or for which I have control) or, if that is not possible, to mail duplicate account statements and transaction confirmations for all such accounts to Rimrock, as follows:

Rimrock Capital Management, LLC

Attn: Compliance (Personal Trading)

100 Innovation Drive, Suite 200

Irvine, CA 92617

Thank you for your prompt attention to this matter.

Sincerely,

Employee Name:

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 10

Form Certification – Outside Business Activities

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 11

Form Certification – Gift Policy Affirmation

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 12

Employee Conflict Questionnaire Form

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 13

Confidential Compliance Report (Whistleblower) From

charles SCHWAB COMPLIANCE TECHNOLOGIES

Welcome back, [redacted]

New Confidential Compliance Report (Whistleblower)

Background

Rimrock Capital Management's policies and procedures require employees to report violations of applicable law and the Firm's policies and procedures. Rimrock further encourages employees to report potential compliance-related matters. The purpose of this form is to provide employees with the option of voluntarily reporting compliance-related matters on a confidential basis. Retaliation against any employee for reporting compliance-related issues is prohibited.

You may also report confidential matters via email at compliance@rimrockcapital.com.

Issue

Subtype

Relevant Details

Employee(s) with Knowledge of the Relevant Details

Acknowledgement

By reporting the matter you acknowledge that:

- the reporting is voluntary,
- you understand there may be an internal review, and
- to the best of your knowledge, you have provided all relevant information

Assigned To

Available Servicers

Cohen, Michael
De Leon, Robert
Pang, Paul
Wong, Jessica

Selected Servicers

COMPLIANCE

Attachments

New

Related Cases

Related Case ID

Add

Rimrock Capital Management, LLC

Appendix B – Code of Ethics

Exhibit 14

Form Certification – Receipt of the Code of Ethics

(Included in the Annual Policies and Procedures Distribution)

Rimrock Capital Management, LLC